Exhibit 99.1

GARY E. HENDRICKSON ELECTED TO VALSPAR BOARD OF DIRECTORS

MINNEAPOLIS, Minn., August 19, 2009 – The Valspar Corporation (NYSE:VAL) announced today that the Board of Directors elected Gary E. Hendrickson, 52, the company’s president and chief operating officer, to the Board of Directors. With his election, Valspar’s twelve-member Board of Directors is comprised of ten independent directors and two Valspar executive officers, Mr. Hendrickson and William L. Mansfield, Chairman and CEO.

“Gary is a proven business leader who has made substantial contributions to the development and execution of Valspar’s growth strategy,” said Mr. Mansfield. “His election to the Board recognizes his experience and deep knowledge of global coatings markets and the importance of his leadership as we continue to improve our competitive position and create shareholder value.”

Mr. Hendrickson was appointed president and chief operating officer in February 2008, and has responsibility for the company’s international and domestic operating units. From 2005 until his appointment to his current position, Mr. Hendrickson served as Senior Vice President, with responsibility for the company’s Architectural and Global Wood coatings businesses and Asia Pacific Region. Mr. Hendrickson joined Valspar’s Packaging business in 1994 after serving 11 years in the U.S. Navy, where he rose to the rank of Lieutenant Commander. He was appointed President, Valspar Asia Pacific in 1999, became an officer of the company in 2001 and before assuming senior executive assignments in the USA, was responsible for Valspar’s businesses in the Asia Pacific region for seven years. Mr. Hendrickson is a graduate of the University of Connecticut and the Harvard Business School. Mr. Hendrickson is also a director of Stepan Company (NYSE: SCL).

Investor Contact: Tyler Treat, (612) 851-7358

Media Contact: Mike Dougherty, (612) 851-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valsparglobal.com.

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